                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                         G&K SERVICES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                               G&K SERVICES, INC.

                          5995 Opus Parkway, Suite 500
                          Minneapolis, Minnesota 55343

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 26, 2000

                             ---------------------

TO THE STOCKHOLDERS OF G&K SERVICES, INC.:

    Please take notice that the Annual Meeting of Stockholders of G&K
Services, Inc. (the "Company") will be held, pursuant to due call by the Board of Directors of the Company, at The Hilton Minneapolis & Towers, 1001 Marquette Avenue South, Minneapolis, Minnesota, 55403, on Thursday, October 26, 2000, at 10:00 a.m. prevailing Minneapolis time, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

    1.  To elect eight directors;

    2. To ratify the appointment of Arthur Andersen LLP, Certified Public Accountants, as independent auditors of the Company for fiscal 2001;

    3. To transact any other business as may properly come before the meeting or any adjournments thereof.

    Pursuant to due action of the Board of Directors, stockholders of record on September 14, 2000, will be entitled to vote at the meeting or any adjournments thereof.

    A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          G&K SERVICES, INC.

                                          [SIGNATURE]

                                          Jeffrey L. Wright, SECRETARY

September 22, 2000

                                PROXY STATEMENT
                                       OF
                               G&K SERVICES, INC.

                          5995 OPUS PARKWAY, SUITE 500
                          MINNEAPOLIS, MINNESOTA 55343

                            ------------------------

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                OCTOBER 26, 2000
                             ---------------------

                               PROXIES AND VOTING

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of G&K Services, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held
October 26, 2000. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders was September 22, 2000. Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the meeting and at any adjournments thereof. Presence at the meeting of a stockholder who has signed a proxy does not, alone, revoke that proxy. Only stockholders of record at the close of business on September 14, 2000 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof. All shares which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The Company has outstanding two classes of voting securities, Class A Common Stock, $0.50 par value, and Class B Common Stock, $0.50 par value, of which 19,066,372 shares of Class A Common Stock and 1,474,996 shares of Class B Common Stock were outstanding as of the close of business on the Record Date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on all matters put to a vote of stockholders.

    The following table sets forth, as of the Record Date, certain information with regard to the beneficial ownership of the Company's Class A and Class B Common Stock and the voting power resulting from the ownership of such stock by
(i) all persons known by the Company to be the owner, of record or beneficially, of more than 5% of the outstanding Class A or Class B Common Stock of the Company, (ii) each of the directors and nominees for election to the Board of Directors of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group, inclusive of each Named Executive Officer and without regard to whether such persons are also reporting persons for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise indicated, the address of each of the following persons is 5995 Opus Parkway, Suite 500, Minneapolis, Minnesota 55343.

                                            CLASS A COMMON STOCK(2)     CLASS B COMMON STOCK
                                            ------------------------   -----------------------   PERCENT OF
                                            NUMBER OF       PERCENT     NUMBER        PERCENT      VOTING
NAME OF BENEFICIAL OWNER(1)                  SHARES         OF CLASS   OF SHARES      OF CLASS    POWER(3)
---------------------------                 ---------       --------   ---------      --------   ----------
Bruce G. Allbright(4)(6)..................     30,282            *            --          --            *

Paul Baszucki(4)(6).......................      7,000            *            --          --            *

Richard Fink(4)(5)........................    279,800         1.47     1,315,135       89.16        39.72

Wayne M. Fortun(4)(6).....................      7,155            *            --          --            *

Donald W. Goldfus(4)(6)...................     10,750            *            --          --            *

William Hope(4)(7)........................     60,677            *            --          --            *

Thomas Moberly(4)(8)......................     51,598            *            --          --            *

Bernard Sweet(4)(6).......................     22,705            *            --          --            *

Robert Wood...............................      9,958            *            --          --            *

Jeffrey L. Wright(9)......................      7,121            *            --          --            *

D. R. Verdoorn(10)........................          0            0            --          --            0

All executive officers, directors and
director nominees as a group
(11 persons)(11)..........................    487,046         2.55     1,315,135       89.16        40.29

Wellington Management Company, LLP(12)
Wellington Trust Company, NA
  75 State Street
  Boston, MA 02109........................  1,086,300         5.70            --          --         3.21

Lord, Abbett & Co.(12)
  90 Hudson Street
  Jersey City, NJ 07302...................  1,306,275         6.85            --          --         3.86

Fiduciary Management, Inc.(12)
  2225 East Mason Street, Suite 700
  Milwaukee, WI 53202-3600................  1,016,020         5.33            --          --         3.00

------------------------

*   Less than 1%.

 (1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

 (2) Does not include shares of Class A Common Stock which may be acquired by holders of Class B Common Stock upon conversion of their shares of Class B Common Stock, at any time, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

------------------------

(FOOTNOTES CONTINUED ON NEXT PAGE)

    (FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

 (3) Holders of Class B Common Stock are entitled to ten votes for each share on all matters submitted to a vote of stockholders. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

 (4) Each of these persons is currently a director and nominee for election to the Board of Directors of the Company, except for Bruce G. Allbright who is not standing for re-election. Messrs. Fink and Moberly are also executive officers of the Company.

 (5) Includes 116,130 shares held by Richard Fink as co-trustee for the benefit of one of his children, 6,656 shares owned by a private foundation with respect to which Mr. Fink has shared voting power and 8,700 shares held by Mr. Fink's spouse. Mr. Fink's share ownership is based upon the most recent Form 13-G on file with the SEC.

 (6) Includes 6,000 shares subject to options which are exercisable within the next 60 days.

 (7) Includes 1,000 shares subject to options which are exercisable within the next 60 days.

 (8) Includes 618 shares subject to options which are exercisable within the next 60 days, 250 shares held as joint tenant with his spouse, 516 shares held as guardian for his minor children and 1,000 shares held by Mr. Moberly's spouse.

 (9) Includes 2,500 shares subject to options which are exercisable within the next 60 days.

 (10) Mr. Verdoorn is a director nominee of the Company.

 (11) Includes 31,759 shares subject to options which are exercisable within the next 60 days.

 (12) Based solely upon the most recent Form 13-F on file with the SEC.

    The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family or held in trust for any other person, including family members.

    On June 14, 1985, Richard Fink, Chairman of the Board of the Company and certain other persons who are no longer holders of Class B Common Stock entered into a Stockholder Agreement with the Company. This Stockholder Agreement presently covers 1,315,135 shares of Class B Common Stock, representing approximately 89.2% of the outstanding shares of the Class B Common Stock. The Stockholder Agreement provides for restrictions on the transferability of the Class B Common Stock, in addition to certain restrictions contained in the Company's Restated Articles of Incorporation. The shares of Class B Common Stock were acquired pursuant to an exchange offer made by the Company in May 1985. The shares of Class B Common Stock owned by Mr. Fink represent substantial voting control of the Company.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company presently consists of eight persons, including Bruce G. Allbright, who has decided not to pursue re-election. The other seven individuals currently serving as directors of the Company, each of which is listed below, have been nominated by the Board of Directors to serve as directors of the Company, along with D.R. Verdoorn who has been nominated to replace Mr. Allbright as a director of the Company. If elected, each such nominee has consented to serve as a director, to hold office until the next Annual Meeting of Stockholders, or until his successor is elected and qualified.

NAME AND AGE OF                      PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE PAST         DIRECTOR
DIRECTOR / NOMINEE                  FIVE YEARS AND DIRECTORSHIPS IN PUBLIC COMPANIES         SINCE
------------------            ------------------------------------------------------------  --------
DIRECTOR NOMINEES:

Paul Baszucki (60)            Chief Executive Officer of Norstan, Inc. since December           1994
                              1999, and Chairman of the Board of Directors of Norstan,
                              Inc. since May 1997. Mr. Baszucki also served as Chief
                              Executive Officer of that company from 1986 until May 1997.
                              Mr. Baszucki is also a director and a member of the
                              Compensation Committee of WSI Industries, Inc.

Richard Fink (70)             Chairman of the Board of the Company. Mr. Fink was also           1968
                              Chief Executive Officer of the Company until January 1997.

Wayne M. Fortun (51)          President, Chief Executive Officer, Chief Operating Officer       1994
                              and a director of Hutchinson Technology Inc.

Donald W. Goldfus (66)        Retired since June 1999. Formerly the Chairman of the Board       1989
                              of Directors of Apogee Enterprises, Inc. Mr. Goldfus
                              continues as a director of Apogee Enterprises, Inc. and also served as Chief Executive Officer of that company from 1986 until January 1998.

William Hope (67)             Retired since January 1999. Formerly the Chief Executive          1983
                              Officer of the Company from January 1997 until January 1999.
                              From 1993 to 1997, Mr. Hope served as President and Chief
                              Operating Officer of the Company. Mr. Hope is also a
                              director of Minntech Corporation and is serving as the
                              Chairman and Interim Chief Executive Officer of that
                              company.

Thomas Moberly (52)           Chief Executive Officer since January 1999. President since       1998
                              September 1997. Chief Operating Officer of the Company from
                              September 1997 to January 1999. From 1993 to 1997, Mr.
                              Moberly served as Executive Vice President of the Company.
                              Prior thereto, Mr. Moberly was a Regional Manager of the
                              Company.

Bernard Sweet (76)            Retired since 1985, formerly President and Chief Executive        1975
                              Officer of Republic Airlines, Inc.

NAME AND AGE OF                      PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE PAST         DIRECTOR
DIRECTOR / NOMINEE                  FIVE YEARS AND DIRECTORSHIPS IN PUBLIC COMPANIES         SINCE
------------------            ------------------------------------------------------------  --------
D. R. Verdoorn (61)           Chief Executive Officer of C.H. Robinson Worldwide, Inc. and       N/A
                              its predecessor since 1977, and also served as President of such corporation from 1977 until 1999. Mr. Verdoorn has
                              served on the Board of Directors of such corporation since
                              1975, and has served as Chairman since 1977. Mr. Verdoorn
                              has served on the Boards of Directors for United Fresh Fruit and Vegetable Association and the Produce Marketing
                              Association.

DIRECTOR NOT SEEKING REELECTION:

Bruce G. Allbright (71)       Retired since January 1990, formerly President of Dayton          1985
                              Hudson Corporation. Prior thereto, Mr. Allbright was
                              Chairman and Chief Executive Officer of Target Stores, a
                              Division of Dayton Hudson Corporation.

    All shares represented by proxies will be voted FOR the election of the foregoing nominees unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.

    The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Class A and Class B Common Stock present and entitled to vote on the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for election to the Board of each of the eight (8) nominees named above. A stockholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on the election of directors, shall not be considered present and entitled to vote on the election of directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

                             EXECUTIVE COMPENSATION

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the three other most highly compensated executive officers of the Company who have served as executive officers during the fiscal year ended July 1, 2000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                               ANNUAL COMPENSATION              COMPENSATION--AWARDS
                                        ----------------------------------   --------------------------
                                                              OTHER ANNUAL    RESTRICTED     SECURITIES    ALL OTHER
                              FISCAL     SALARY     BONUS     COMPENSATION       STOCK       UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR      ($)(1)      ($)         ($)(2)      AWARDS ($)(3)   OPTIONS(#)      ($)(4)
---------------------------  --------   --------   --------   ------------   -------------   ----------   ------------
Richard Fink                   2000     367,538          0       66,369              --        16,579        30,101
Chairman of the Board          1999     354,000          0       55,915              --         3,850        30,615
                               1998     354,000     30,975       54,909              --            --        24,018

Thomas Moberly                 2000     395,000          0       21,653              --        16,891        23,164
President and Chief            1999     311,154          0       14,654              --         2,880        18,396
Executive Officer              1998     232,693     26,500       28,306              --         2,160        13,465

Jeffrey L. Wright(5)           2000     176,539          0        5,344          80,672        11,540         5,326
Chief Financial Officer,       1999      61,539     25,000        2,227          69,347         7,500            46
Treasurer & Secretary

Robert Wood(6)                 2000     149,004          0        6,745         150,007        14,060        25,594
Executive Vice President

------------------------

(1) Includes cash compensation deferred at the election of the executive officer under the terms of the Company's 401(k) Savings Incentive Plan and the Executive Deferred Compensation Plan.

(2) Includes compensation relating to reimbursement for the payment of taxes resulting from the vesting of restricted stock awards, personal use of company car and country club dues.

(3) Amounts shown in this column reflect the dollar value (net of any consideration paid by the named executive officer) of awards of restricted stock as of the date such awards were granted, calculated by multiplying the closing market price of unrestricted Class A Common Stock of the registrant on the Nasdaq National Market on the date of grant by the number of shares awarded. As of July 1, 2000, the Named Executive Officers held the following as a result of grants under the 1989 Stock Option and Compensation Plan and/or the 1998 Stock Option and Compensation Plan: Mr. Fink held 4,374 restricted shares at a market value (net of any consideration paid by Mr. Fink) of $109,623; Mr. Moberly held 3,380 restricted shares at a market value (net of any consideration paid by Mr. Moberly) of $84,711; Mr. Wright held 3,821 restricted shares at a market value (net of any consideration paid by Mr. Wright) of $95,763; and Mr. Wood held 9,057 restricted shares at a market value (net of any consideration paid by Mr. Wood) of $226,991. Restricted stock awards vest in seven equal annual installments beginning on the first anniversary of the date of grant. Regular dividends are paid on the restricted shares. The Company has agreed to make certain payments to the recipients

------------------------

(FOOTNOTES CONTINUED ON NEXT PAGE)

    (FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

    of restricted stock to cover the taxes payable by such persons upon the vesting of such shares. See footnote 2 above.

(4) Represents matching contributions by the Company under the Company's 401(k) Savings Incentive Plan and the Executive Deferred Compensation Plan and payment by the Company of term life insurance premiums.

(5) Mr. Wright was designated an executive officer of the Company effective February 8, 1999.

(6) Mr. Wood was designated an executive officer of the Company effective May 11, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth the number of individual grants of stock options made during fiscal year 2000 to the Named Executive Officers:

                                                                                         POTENTIAL REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL RATES OF
                                                                                         STOCK PRICE APPRECIATION FOR
                                              INDIVIDUAL GRANTS                                   OPTION TERM
                       ---------------------------------------------------------------   -----------------------------
                                          PERCENT OF TOTAL
                       NUMBER OF SHARES       OPTIONS
                          UNDERLYING         GRANTED TO      EXERCISE OR
                           OPTIONS          EMPLOYEES IN      BASE PRICE    EXPIRATION
NAME                      GRANTED(#)      FISCAL YEAR (%)    ($/SHARE)(1)      DATE        5%($)(4)        10%($)(4)
----                   ----------------   ----------------   ------------   ----------   -------------   -------------
Richard M. Fink               4,259(2)           1.7             41.56       09/01/09     111,323.59      282,115.82
                             12,500(3)           6.0             25.00       05/25/10     196,529.57      498,044.52
Thomas Moberly                4,391(2)           1.8             41.56       09/01/09     114,773.86      290,859.49
                             12,500(3)           6.0             25.00       05/25/10     196,529.57      498,044.52
Jeffrey L. Wright             1,540(2)           0.6             41.56       09/01/09      40,253.19      102,009.48
                             10,000(3)           5.0             25.00       05/25/10     157,223.66      398,435.62
Robert Wood                   1,560(2)           0.6             41.56       09/01/09      40,775.96      103,334.28
                             12,500(3)           6.0             25.00       05/25/10     196,529.57      498,044.52

------------------------

(1) Amount represents the fair market value of the Company's Common Stock on the date of grant.

(2) Options were issued on September 1, 1999, and vest on September 1, 2002.

(3) Options were issued on May 25, 2000, and vest in equal installments over three years beginning on the first anniversary of the grant date.

(4) The hypothetical potential appreciation shown in these columns for the named executive is required by rules of the SEC. These amounts do not represent either the historical or anticipated future performance of the Company's common stock price appreciation.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information as to the exercise of options and number and value of unexercised options at fiscal year-end for each of the Named Executive Officers who owned options during fiscal 2000:

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED           IN-THE-MONEY
                            SHARES ACQUIRED      VALUE        OPTIONS AT 7/01/00 (#)      OPTIONS AT 7/01/00 ($)
NAME                        ON EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                        ---------------   ------------   -------------------------   -------------------------
Richard M. Fink(2)                -0-             N/A                  -0-/3,850                     -0-/-0-

Richard M. Fink(4)                -0-             N/A                  -0-/4,259                     -0-/-0-

Richard M. Fink(5)                -0-             N/A                 -0-/12,500                     -0-/788

Thomas Moberly(1)                 -0-             N/A                  617/1,543                     -0-/-0-

Thomas Moberly(2)                 -0-             N/A                  -0-/2,880                     -0-/-0-

Thomas Moberly(4)                 -0-             N/A                  -0-/4,391                     -0-/-0-

Thomas Moberly(5)                 -0-             N/A                 -0-/12,500                     -0-/788

Jeffrey L. Wright(3)              -0-             N/A                2,500/5,000                     -0-/-0-

Jeffrey L. Wright(4)              -0-             N/A                  -0-/1,540                     -0-/-0-

Jeffrey L. Wright(5)              -0-             N/A                 -0-/10,000                     -0-/630

Robert Wood(2)                    -0-             N/A                  -0-/1,410                     -0-/-0-

Robert Wood(4)                    -0-             N/A                  -0-/1,560                     -0-/-0-

Robert Wood(5)                    -0-             N/A                 -0-/12,500                     -0-/788

------------------------

(1) Options were granted on January 2, 1998 at an exercise price of $41.88 per share. The closing sale price of the Class A Common Stock on July 1, 2000 was $25.0625.

(2) Options were granted on September 1, 1998 at an exercise price of $46.00 per share. The closing sale price of the Class A Common Stock on July 1, 2000 was $25.0625.

(3) Options were granted on February 8, 1999 at an exercise price of $53.34 per share. The closing sale price of the Class A Common Stock on July 1, 2000 was $25.0625.

(4) Options were granted on September 1, 1999 at an exercise price of $41.56 per share. The closing sale price of the Class A Common Stock on July 1, 2000 was $25.0625.

(5) Options were granted on May 25, 2000 at an exercise price of $25.00 per share. The closing sale price of the Class A Common Stock on July 1, 2000 was $25.0625.

                               PENSION PLAN TABLE

                                 YEARS OF SERVICE
               ----------------------------------------------------
REMUNERATION      15         20         25         30         35
------------   --------   --------   --------   --------   --------
  $125,000     $ 31,250   $ 41,666   $ 52,083   $ 62,500   $ 62,500
   150,000       37,500     50,000     62,500     75,000     75,000
   175,000       43,750     58,333     72,917     87,500     87,500
   200,000       50,000     66,667     83,333    100,000    100,000
   225,000       56,250     75,000     93,750    112,500    112,500
   250,000       62,500     83,333    104,167    125,000    125,000
   300,000       75,000    100,000    125,000    150,000    150,000
   350,000       87,500    116,667    145,833    175,000    175,000
   400,000      100,000    133,333    166,667    200,000    200,000
   450,000      112,500    150,000    187,500    225,000    225,000

    The table above sets forth the estimated annual straight life annuity benefits payable upon an executive's retirement at age 65 under both the Company's Pension Plan and its Supplemental Executive Retirement Plan, for various compensation and years of service categories, without any reduction for Social Security benefits. These plans take into account the average annual salary and bonus shown in the Summary Compensation Table, paid during the five consecutive calendar years in which such amounts were highest (within the past 10 years). The number of years of service credited for Messrs. Fink, Moberly, Wright and Wood as of July 1, 2000 were 35 years, 26 years, 1 year and 4 years, respectively.

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with Mr. Moberly that is for an indefinite term. The agreement will terminate upon the death, disability or retirement of Mr. Moberly and provides that employment may be terminated at any time by the Company or by the employee. Mr. Moberly also covenants and agrees that for a period of eighteen (18) months following the date his employment with the Company terminates, he will not (i) compete against the Company,
(ii) obtain any ownership interest in any competitor or become employed by any competitor, (iii) encourage any employees of the Company to violate the terms of their employment contracts with the Company or (iv) attempt to take away any customers of the Company. Mr. Moberly also agrees not to disclose any confidential Company information at any time before or after termination of his employment with the Company.

CHANGE IN CONTROL AGREEMENTS

    The Company has entered into change of control agreements with each of Messrs. Fink, Moberly, Wright and Wood. Each agreement provides that upon a Change in Control, as defined in 1989 Stock Option and Compensation Plan and/or the 1998 Stock Option and Compensation Plan (together the "Plans"), (i) the restrictions on all shares of restricted stock awards shall lapse immediately;
(ii) all outstanding options and stock appreciation rights shall become immediately exerciseable; and (iii) all performance shares shall be deemed to have been met and payment made immediately.

DIRECTOR COMPENSATION

    The Company pays each director who is not otherwise employed by the Company an annual fee of $14,000 and $1,000 for each meeting of the Board of Directors and $500 for each committee meeting of the Board of Directors attended.

    In addition, eligible directors also participate in the 1996 Director Stock Option Plan (the "1996 Plan") which provides for an annual grant to non-employee directors of options to purchase 1,000 shares at an option exercise price equal to the average of the closing prices of the Company's Common Stock during the ten business days preceding the Company's Annual Meeting for a given year. Each such option has a ten-year term and generally becomes exercisable on the first anniversary of the grant date. In connection with the original adoption of the 1996 Plan, each of Messrs. Allbright, Baszucki, Fortun, Goldfus and Sweet received a one-time grant of options to purchase 3,000 shares of Common Stock. Those options have ten-year terms and vest in three equal installments on each of the first, second and third anniversaries of the grant date.

STOCK PERFORMANCE GRAPH

    The following graph summarizes the cumulative five-year return on $100 invested in the Company's common stock, the Standard and Poor's ("S&P") 500 Stock Index and a nationally recognized group of companies in the uniform services industry (the "Peer Index"). The companies included in the Peer Index are Angelica Corporation, Cintas Corporation, G&K Services, Inc. and Unifirst Corporation.

    The graph illustrates the cumulative values at the end of each succeeding year resulting from the change in the stock price, assuming dividend reinvestment.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                  AMONG G&K SERVICES, INC., THE S&P 500 INDEX
                                AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                     CUMULATIVE TOTAL RETURN
                    7/1/95  6/29/96                  6/28/97  6/27/98  6/26/99  7/1/00
G&K SERVICES, INC.  100.00   146.56                   190.69   222.00   254.00  129.91
S & P 500           100.00   126.00                   169.73   220.92   271.19  290.85
PEER GROUP          100.00   146.66                   180.93   256.62   293.33  249.85

* $100 INVESTED ON 7/1/95 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JULY 1.

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to ratification by the stockholders, the Board of directors has appointed Arthur Andersen LLP as independent auditors of the Company for the fiscal year 2001. Arthur Andersen has performed this function for the Company commencing with the fiscal year 1976. Members of Arthur Andersen will be available at the Annual Meeting of Stockholders to answer questions and to make a statement if they desire to do so.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF AUDITORS.

                                 OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held seven meetings during fiscal 2000. The Company has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee of the Board of Directors. No director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and the committees of the Board on which he served.

    The Company's Audit Committee, which presently consists of Messrs. Bruce G. Allbright, Paul Baszucki and Chairman Bernard Sweet, held three meetings during fiscal 2000. The Audit Committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors, reviews the internal audit plan and results of their audit and reviews the adequacy of the Company's system of internal accounting controls. The report of the Audit Committee is set forth below. The Audit Committee Charter appears as Appendix A to this Proxy Statement.

    The Company's Compensation Committee, which consists of Messrs. Wayne M. Fortun, Chairman Donald W. Goldfus and William Hope, held two meetings during fiscal 2000. The Compensation Committee reviews the Company's remuneration policies and practices and makes recommendations to the Board in connection with all compensation matters affecting the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

    The Company's Compensation Committee is comprised of Wayne M. Fortun, Chairman Donald W. Goldfus and William Hope.

REPORT OF THE AUDIT COMMITTEE

    The Company has established a three-member audit committee within the Board of Directors which currently consists of Messrs. Bruce G. Allbright, Paul Baszucki and Chairman Bernard Sweet. The primary functions of the Audit Committee are (i) to serve an as independent and objective party to monitor the Company's financial reporting process and internal control system, (ii) to review and appraise the audit efforts of the Company's independent accountants and internal audit department, and (iii) to provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board of Directors.

    The Board of Directors has determined that each of the three audit committee members is an "independent director", as such term is defined by
Section 4200(a)(13) of the National Association of

Securities Dealers' listing standards. The Board of Directors has also determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting. The Board of Directors has reviewed, assessed the adequacy of, and approved a written audit committee charter, which charter is set forth on Appendix A to this Proxy Statement.

    The Audit Committee has reviewed the Company's audited financial statements for the last fiscal year and discussed them with management.

    The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

    We have received and reviewed the written disclosures and the letter from the independent auditors required by independence Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

    The Audit Committee, based on the review and discussions described above, has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year.

                                                                 BRUCE ALLBRIGHT
                                                                   PAUL BASZUCKI
                                                                   BERNARD SWEET

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

    Decisions on compensation of the Company's executive officers generally have been made by the Compensation Committee (the "Compensation Committee") of the Board. Each member of the Compensation Committee is a non-employee director. The members of the Compensation Committee are Wayne M. Fortun, Chairman Donald W. Goldfus and William M. Hope.

    All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Board of Directors addressing the Company's compensation policies for the fiscal year ended
July 1, 2000 as they affected the Company's executive officers.

    The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

    There are three elements in the Company's executive compensation program, each of which is determined by individual and corporate performance: base salary compensation, annual incentive compensation and long-term incentive compensation.

    Base salary compensation is determined by the potential impact the individual may have on the Company, the skills and experience required by the job, comparisons with comparable companies and the performance and potential of the incumbent in the job.

    For fiscal 2000, the Named Executive Officers of the Company, together with certain other vice presidents and regional vice presidents, were eligible to receive an annual incentive bonus. The Compensation Committee established a target bonus for each executive officer expressed as a percentage of base salary. These percentages varied by executive officer, ranging from 30% to a high of 40%. Under certain circumstances, which included attaining certain financial thresholds predetermined by the Compensation Committee, the executive officers were entitled to receive up to 150% of such target bonus percentage. The bonus program identified four key performance measures, although the Compensation Committee retained discretion in considering additional factors in awarding bonuses. The four key performance measures included operating income gain, weekly rental revenue gain, customer satisfaction and employee satisfaction. Each element of the incentive compensation program is weighted equally. In the case of operating income and weekly revenue gain, bonus credit is based on meeting operating forecasts approved by the Board of Directors of the Company. In the case of customer and employee satisfaction, bonus credit is based on independent customer surveys and Company-wide employee sensing ratings, including surveys, exit interviews and employee turnover rates. The Compensation Committee did not award any annual incentive bonuses to the Named Executive Officers for fiscal 2000.

    Long-term incentive compensation, pursuant to the Company's Plans, to the Chief Executive Officer, as well as other executive officers of the Company, is designed to integrate compensation with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, assist in the retention of executives and align the long-term interests of management with those of the Company's shareholders. The Compensation Committee makes recommendations to the Board regarding the granting of restricted stock awards and stock option grants to executives and key personnel. Awards vest and options become exercisable based upon criteria established by the Company.

    During fiscal 2000, the Compensation Committee made awards of restricted stock to Mr. Jeffrey L. Wright, Chief Financial Officer, Treasurer and Secretary, and Mr. Robert Wood, Executive Vice President, in the amount of 2,521 shares and 5,543 shares, respectively. On September 1, 1999, the Compensation Committee made awards of non-qualified stock options to certain of the Company's executive officers as follows: Mr. Richard Fink, Chairman of the Board--4,259 shares; Mr. Thomas Moberly, President and Chief Executive Officer--4,391 shares; Mr. Wright--1,540 shares; and Mr. Wood--1,560. On May 25, 2000, the Compensation Committee made additional awards of non-qualified stock options to certain of the Company's executive officers as follows: Mr. Fink, Mr. Moberly and Mr. Wood were each granted an option to purchase 12,500 shares; and Mr. Wright was granted an option to purchase 10,000 shares. All options granted on September 1, 1999 have an exercise price equal to $41.5625 per share, the fair market value of the Common Stock on the grant date, and vest on September 1, 2002. All options granted on May 25, 2000 have an exercise price equal to $25.00 per share, the fair market value of the Common Stock on the grant date, and vest in equal installments over three years beginning on the first anniversary of the grant date. The Compensation Committee also recommended that stock options be granted to certain other non-executive officers of the Company.

    In fiscal 2000, Mr. Moberly, President and Chief Executive Officer, received a base salary of $395,000. Mr. Moberly was eligible for an annual incentive bonus of approximately forty percent (40%) of his base salary, but did not receive any incentive bonus for fiscal 2000. In 1997, Mr. Moberly received a restricted stock award of 4,732 shares. The award vests in seven equal annual installments, and 676 shares vested in 2000. Mr. Moberly received a bonus in 2000 in the amount of approximately $16,600 to cover taxes due on the value of the restricted shares which vested in 2000. As noted above, Mr. Moberly was also granted an option to acquire 4,391 shares of the Company's common stock at an exercise price of $41.5625, which vests on September 1, 2002, and an option to acquire 12,500 shares of the Company's common stock at an exercise price of $25.00, which vests in equal installments over three years beginning on the first anniversary of the grant date.

    The Compensation Committee does not anticipate that any of the compensation payable to executive officers of the Company in the coming year will exceed the limits and deductibilities set forth in section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to monitor this issue.

                                                                 WAYNE M. FORTUN
                                                                  DONALD GOLDFUS
                                                                 WILLIAM M. HOPE

CERTAIN TRANSACTIONS

    The Company loaned Thomas Moberly, President and Chief Executive Officer of the Company, $200,000 in connection with his purchase of a residence in April 1994. This loan is evidenced by a promissory note which accrues interest at the rate of 7% per year from August 1, 1999 and thereafter and requires no payments until August 1, 1999. In July 1999, Mr. Moberly repaid the loan in full to the Company.

    The Company and Norstan, Inc., a Minnesota corporation of which Mr. Paul Baszucki serves as Chief Executive Officer and Chairman of the Board of Directors, have entered into an Information Technology Strategic Planning and Support Agreement dated as of July 29, 1999, and a Services Agreement dated as of August 2, 1999. In fiscal 2000, the Company paid an aggregate of $190,023 to Norstan, Inc. in exchange for technology-related consulting and other professional services pursuant to these agreements.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    A Form 3 for Robert Wood, which was due on May 25, 2000, is currently in process but has not yet been filed with the SEC. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended July 1, 2000, its officers, directors and greater-than-ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except as stated above.

PROPOSALS OF STOCKHOLDERS

    All proposals of stockholders intended to be included in the 2001 Proxy Statement of the Company and presented at the 2001 Annual Meeting of Stockholders of the Company must be received by the Company at its executive offices on or before May 25, 2001.

DISCRETIONARY PROXY VOTING AUTHORITY/UNTIMELY STOCKHOLDER PROPOSALS

    Rule 14a-4 promulgated under the Securities and Exchange Act of 1934 governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal which the shareholder has not sought to include in the Company's proxy statement. The Rule provides that if a proponent of a proposal fails to notify the company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.

    With respect to the Company's 2001 Annual Meeting of Shareholders, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company's proxy statement, by August 8, 2001, the management proxies will be allowed to use their discretionary authority as outlined above.

SOLICITATION

    The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition officers and regular employees of the Company may solicit proxies personally, by telephone, by telegram or by special letter.

    The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          G&K SERVICES, INC.

                                          [SIGNATURE]

                                          Jeffrey L. Wright, SECRETARY

                                                                      APPENDIX A

                               G&K SERVICES, INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

 I. PURPOSE

        The primary function of the Audit Committee is to assist the Board of Directors of G&K Services in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

       - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

       - Review and appraise the audit efforts of the Corporation's independent accountants and internal audit department.

       - Provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board of Directors.

 II. COMPOSITION

        The Audit Committee shall be comprised of three or more directors and determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee should have a working familiarity with basic finance and accounting practices, and at least one member of the Committee should have accounting or related financial management expertise.

        The members of the Committee and Chair of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified.

 III. MEETINGS

        The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As required, the Committee should meet with management, the director of internal audit and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

 IV. RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties, the Audit Committee is expected to:

       1. Provide an open avenue of communication between management, the internal audit department, the independent accountant, and the Board of Directors.

       2.  Review annually and update, if necessary, the Committee's charter.

       3. Recommend to the Board of Directors the independent accountants to be nominated, review the compensation of the independent accountant, and review and approve the discharge of the independent accountants.

       4. Confirm and assure the independence of the internal audit function and the independent accountant, including a prior review and approval of management consulting services and related fees provided by the independent accountant.

       5. Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.

       6. Consider and review with the independent accountant and the director of internal audit:

           (a) The adequacy of the Corporation's internal controls, including computerized information system controls and security.

           (b) Any related significant findings and recommendations of the independent accountant together with management's responses thereto.

       7. Review with management and the independent accountant at the completion of the annual examination:

           (a) The Corporation's financial statements and related footnotes.

           (b) The independent accountant's audit of the financial statements and his or her report thereon.

           (c) Any significant changes required in the independent accountant's audit plan.

           (d) Any serious difficulties or disputes with management encountered during the course of the audit.

           (e) Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

       8. Consider and review with management and the director of internal audit the results of internal audits completed, including:

           (a) Significant findings during the year and management's response thereto.

           (b) Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

           (c) Any changes required in the planned scope of their audit plan.

           (d) The internal audit department charter.

       9. As required, review with management and the independent accountant, the interim financial results that are filed with the SEC or other regulators.

       10. Review and approve (with the concurrence of a majority of the disinterested directors of the Company) any transactions with affiliated parties.

       11. Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

       12. The Committee will perform such other functions as required by law, the Corporation's charter or bylaws, or the Board of Directors.

                                 [ PROXY CARD ]

                               G&K SERVICES, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 26, 2000

         The undersigned, a shareholder of G&K Services, Inc., hereby appoints Richard Fink and Jeffrey L. Wright, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders of G&K Services, Inc. to be held at The Hilton Minneapolis & Towers, 1001 Marquette Avenue South, Minneapolis, Minnesota, 55403, at 10:00 a.m. prevailing Minneapolis time, on Thursday, October 26, 2000, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

         (1)      Election of Directors:


         FOR all nominees                               WITHHOLD AUTHORITY
         (except as marked to                           to vote for all nominees
         the contrary below)                            listed below


      PAUL BASZUCKI       RICHARD FINK      WAYNE M. FORTUN   DONALD W. GOLDFUS
      WILLIAM HOPE        THOMAS MOBERLY    BERNARD SWEET     D.R. VERDOORN


INSTRUCTION:      To withhold authority to vote for any individual nominee,
                  write that nominee's name on the space provided below:


                  --------------------------------------------------------------

(2) Proposal to ratify the appointment of Arthur Andersen LLP, Certified Public Accountants, as independent auditors of the Company for fiscal 2001.

              FOR                  AGAINST                          ABSTAIN

(3) Upon such other business as may properly come before the meeting or any adjournments thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND
                FOR RATIFICATION OF THE APPOINTMENT OF AUDITORS.

        (Continued, and TO BE COMPLETED AND SIGNED, on the reverse side)

                           (Continued from other side)

         The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Stockholders.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director and FOR ratification of the appointment of auditors.

                                           Dated   _______________________, 2000


                                           x
                                            ------------------------------------

                                           x
                                            ------------------------------------

                                           (Shareholder must sign exactly as the
                                           name appears at left. When signed as
                                           a corporate officer, executor,
                                           administrator, trustee, guardian,
                                           etc., please give full title as such.
                                           Both joint tenants must sign.)